Exhibit 10.1

AMENDMENT NO. 1 TO THE
THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
KKR GROUP PARTNERSHIP L.P.

This AMENDMENT NO. 1 (this “Amendment”), dated as of August 14, 2020, to the Third Amended and Restated Limited Partnership Agreement, dated as of January 1, 2020 (as amended from time to time, the “Agreement”), of KKR Group Partnership L.P., a Cayman Island exempted limited partnership (the “Partnership”), is made by KKR Group Holdings Corp., a Delaware corporation, as the general partner of the Partnership (the “General Partner”). Each of the capitalized terms used herein that is not otherwise defined herein shall have the meaning ascribed thereto under the Agreement.

W I T N E S S E T H

WHEREAS, the General Partner, pursuant to Section 7.01 of the Agreement, has the authority to establish Classes of Units and determine the designations, preferences, rights and powers of Units;

WHEREAS, the General Partner, pursuant to Section 10.12(a) of the Agreement, may amend any provision of the Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Units; and

WHEREAS, the General Partner has determined that it is necessary and appropriate to enter into the Amendment in connection with the issuance of the Series C Preferred Mirror Units (as defined below).

NOW, THEREFORE, this Agreement is hereby amended as follows:

FIRST: In accordance with the resolutions of the board of directors of the General Partner adopted on August 14, 2020, the provisions of the Agreement, and applicable law, a new Class of Units is hereby created and designated as “6.00% Series C Mandatory Convertible Preferred Mirror Units”, which shall constitute Units under, and as defined in, the Agreement.

SECOND: The terms, preferences, rights, powers and duties of the Series C Preferred Mirror Units be and the same are hereby fixed, respectively, as set forth in the Agreement, as amended by this Amendment. The Series C Preferred Mirror Units shall be uncertificated and recorded in the books and records of the Partnership.

THIRD: The following amendments to Section 1.01 of the Agreement be and hereby are made:

The following definitions shall be amended and restated in its entirety as follows:

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets may be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Units by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Unit is relinquished to the Partnership; (d) the date of the issuance of any Class P Units; (e) the date of the conversion of any Series C Preferred Mirror Units into Class A Units; or (f) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), (c), (d), (e) and (f) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners.  The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value.  In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Class A/P and Series C Preferred Mirror Unit Tax Amount” means an amount, determined by the General Partner, which is no greater than the General Partner’s estimate of the Net Taxable Income in accordance with Article V allocable to holders of Class A Units, and Class P Units and Series C Preferred Mirror Units (but only to the extent attributable to distributions of Class A Units thereon), multiplied by the Assumed Tax Rate.

“Class A/P and Series C Preferred Mirror Unit Tax Distribution” has the meaning set forth in Section 4.01(b).

“Tax Amount” means, collectively, Class A/P and Series C Preferred Mirror Unit Tax Amount and Class B Tax Amount.

“Tax Distributions” means, collectively, Class A/P Tax and Series C Preferred Mirror Unit Distributions and Class B Tax Distributions.

The following definitions shall be added:

“Series C Preferred Mirror Unit Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the aggregate number of Series C Preferred Mirror Units then owned by such Partner by the aggregate number of Series C Preferred Mirror Units then owned by all Partners.

“Series C Preferred Mirror Units” means the Class of Preferred Units designated as “6.00% Series C Mandatory Convertible Preferred Mirror Units” pursuant to Section 13.01.

FOURTH: Section 4.01 of the Agreement is hereby amended and restated in its entirety as follows:

(a) The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners.  Distributions shall be made in accordance with Section 11.03, Section 12.03, Section 13.03 and this Article IV.  However, no distributions, other than Tax Advances, shall be made with respect to a Partner’s Class P Units.  The Designated Percentage of any distribution (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 11.03, Series B Preferred Mirror Units pursuant to Section 12.03 or Series C Preferred Mirror Units pursuant to Section 13.03) that is attributable to Existing Carried Interests or Future Carried Interests shall be made to holders of Class B Units and the remaining amount of any such distribution shall be made to holders of Class A Units, in each case pro rata in accordance with such Partners’ respective Class B Percentage Interest and Class A Percentage Interest.  All other distributions (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 11.03, Series B Preferred Mirror Units pursuant to Section 12.03 or Series C Preferred Mirror Units pursuant to Section 13.03) not attributable to Existing Carried Interests or Future Carried Interests shall be made solely to the holders of Class A Units pro rata in accordance with such Partners’ respective Class A Percentage Interests. Notwithstanding the foregoing but subject to the first sentence of Section 4.01(b), unless the General Partner, in its sole discretion, determines otherwise, distributions shall not be made with respect to any Unvested Units.

(b) If the General Partner determines that the Partnership has taxable income for a Fiscal Year (“Net Taxable Income”) allocable to holders of Class A Units,  and Class P Units and Series C Preferred Mirror Units (but only to the extent attributable to distributions of Class A Units thereon), and subject to the last sentence of this Section 4.01(b), the General Partner may, from time to time and in its sole discretion, cause the Partnership to distribute Available Cash attributable to Class A Units, and Class P Units and Series C Preferred Mirror Units, to the extent that other distributions made by the Partnership to holders of Class A Units, and Class P Units and Series C Preferred Mirror Units for such year were otherwise insufficient, in an amount equal to the Class A/P and Series C Preferred Mirror Unit Tax Amount (the “Class A/P and Series C Preferred Mirror Unit Tax Distributions”).  If the General Partner determines that the Partnership has Net Taxable Income allocable to holders of Class B Units, the General Partner shall cause the Partnership to distribute Available Cash attributable to Class B Units, to the extent that other distributions made by the Partnership to holders of Class B Units for such year were otherwise insufficient, in an amount equal to the Class B Tax Amount (the “Class B Tax Distributions”).  For purposes of computing the Tax Amount, the effect of any adjustment under Section 743(b) of the Code arising after the Restructuring Transactions will be ignored.  Subject to the last sentence of this Section 4.01(b), Class A/P and Series C Preferred Mirror Unit Tax Distributions shall be made pro rata to holders of Class A, and Class P Units and Series C Preferred Mirror Units and Class B Tax Distributions shall be made pro rata to holders of Class B Units, on the other, in accordance with their Class A/P Percentage Interest, Series C Preferred Mirror Unit Percentage Interest or Class B Percentage Interest, as applicable.  Any Tax Distributions shall be treated in all respects as offsets against future distributions pursuant to Section 4.01(a)  and future cash payments pursuant to Section 13.03, 13.05, 13.06 and 13.11; provided that, any Tax Distributions made with respect to Class P Units which subsequently convert into Class A Units pursuant to Section 5.03(b) shall be treated in all respects as offsets against any such future distributions made with respect to such Class A Units; provided, further that, any Tax Distributions made with respect to Series C Preferred Mirror Units shall be treated in all respects as offsets against any such future distributions made with respect to the relevant holder’s Series C Preferred Mirror Units and Class A Units (including any Class A Units that such Series C Preferred Mirror Units convert into pursuant to Article XIII).  Notwithstanding anything in this Agreement to the contrary, Tax Distributions shall not be made with respect to any holder of a Class P Series if such distributions would cause such holder’s Class P Series Sub-Account with respect to such Class P Series to be reduced below zero.

FIFTH: Section 5.03(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)  A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).  To the extent consistent with such Treasury Regulations, the Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner.  Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.  In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.  The Capital Account balance for each Series A Preferred Mirror Unit shall equal the Liquidation Preference per Series A Preferred Mirror Unit as of the date such Series A Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.05, the Capital Account balance for each Series B Preferred Mirror Unit shall equal the Liquidation Preference per Series B Preferred Mirror Unit as of the date such Series B Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.05 and the Capital Account balance for each Series C Preferred Mirror Unit shall equal the Liquidation Preference per Series C Preferred Mirror Unit as of the date such Series C Preferred Mirror Unit is initially issued and shall be increased as set forth in Section 5.05.

SIXTH: Section 5.05(g) of the Agreement is hereby amended and restated in its entirety as follows:

(g) Gross Ordinary Income. Before giving effect to the allocations set forth in Section 5.04, Gross Ordinary Income for the Fiscal Year shall be specially allocated pro rata to the holders of Series A Preferred Mirror Units, the Series B Preferred Mirror Units and the Series C Preferred Mirror Units in an amount equal to the sum of (i) the amount of cash, and with respect to the Series C Preferred Mirror Units, the Class A Unit Capital Account Amount of each Class A Unit, distributed to the holders of Series A Preferred Mirror Units pursuant to Section 11.03, the Series B Preferred Mirror Units pursuant to Section 12.03 and the Series C Preferred Mirror Units pursuant to Section 13.03 during such Fiscal Year, (ii) the excess, if any, of the amount of cash, and with respect to the Series C Preferred Mirror Units, the Class A Unit Capital Account Amount of each Class A Unit, distributed to the holders of Series A Preferred Mirror Units pursuant to Section 11.03, the Series B Preferred Mirror Units pursuant to Section 12.03 and the Series C Preferred Mirror Units pursuant to Section 13.03 in all prior Fiscal Years over the amount of Gross Ordinary Income allocated to the holders of Series A Preferred Mirror Units, the Series B Preferred Mirror Units and the Series C Preferred Mirror Units pursuant to this Section 5.05(g) in all prior Fiscal Years and (iii) with respect to the Series C Preferred Mirror Units, the amount of cash and Class A Unit Capital Account Amount of each Class A Unit, in each case, distributed to the holders of Series C Preferred Mirror Units attributable to any Accumulated Distribution Amount, Fundamental Change Distribution Make-Whole Amount, Acquisition Termination Make-Whole Amount (other than in respect of the Series C Liquidation Preference), or otherwise attributable to any accumulated and unpaid distributions in respect of the Series C Preferred Mirror Units, in each case pursuant to Section 13.06 or 13.11. For purposes of this Section 5.05(g), “Gross Ordinary Income” means the Partnership’s gross income excluding any gross income attributable to the sale or exchange of “capital assets” as defined in Section 1221 of the Code. Allocations to holders of Series A Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series A Preferred Mirror Units. Allocations to holders of Series B Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series B Preferred Mirror Units. Allocations to holders of Series C Preferred Mirror Units of Gross Ordinary Income shall consist of a proportionate share of each Partnership item of Gross Ordinary Income for such Fiscal Year in accordance with each holder’s pro rata percentage of the Series C Preferred Mirror Units.

SEVENTH: Section 8.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

    (b)          The balance, if any, to the Partners in accordance with Article XI, Article XII, Article XIII and Section 4.01; provided that no distributions will be made to any Partner in respect of any Class P Series once such Partner’s Class P Series Sub-Account in respect of such Class P Series is zero (taking into account adjustments resulting from this Section 8.03).

EIGHTH: The Agreement is hereby amended by adding the following new Article XIII as follows:

ARTICLE XIII

TERMS, PREFERENCES, RIGHTS, POWERS

AND DUTIES OF THE SERIES C PREFERRED MIRROR UNITS

SECTION 13.01.     Designation.  The Series C Preferred Mirror Units are hereby designated and created as a series of Preferred Units hereunder. Each Series C Preferred Mirror Unit shall be identical in all respects to every other Series C Preferred Mirror Unit. 23,000,000 Series C Preferred Mirror Units shall be initially issued in the form of a limited partnership interest to the General Partner. The Series C Preferred Mirror Units rank equally with the Series A Preferred Mirror Units (as defined in Article XI) and the Series B Preferred Mirror Units (as defined in Article XII) with respect to payment of distributions and distributions of assets upon a Dissolution Event.

SECTION 13.02.     Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Article XIII.

“Accumulated Distribution Amount” means, with respect to any Fundamental Change Conversion, the aggregate amount of undeclared, accumulated and unpaid distributions, if any, for Distribution Periods prior to the relevant Fundamental Change Effective Date, including for the partial Distribution Period, if any, from, and including, the Distribution Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date, subject to Section 13.11.

“Acquisition Termination Conversion Rate” means a rate equal to the Fundamental Change Conversion Rate, assuming for such purpose that the date on which the Issuer provides notice of Acquisition Termination Redemption is the Fundamental Change Effective Date, and that the Acquisition Termination Share Price is the Fundamental Change Stock Price.

“Acquisition Termination Distribution Amount” means an amount of cash equal to the sum of:

(i)	the Fundamental Change Distribution Make-Whole Amount; and

(ii)	the Accumulated Distribution Amount,

assuming in each case, for such purpose that the date on which the Partnership provides notice of Acquisition Termination Redemption is the Fundamental Change Effective Date.

 “Acquisition Termination Make-Whole Amount” means, for each Series C Preferred Mirror Unit, an amount payable in cash equal to $50.00 plus accumulated and unpaid distributions to, but excluding, the Acquisition Termination Redemption Date (whether or not declared); provided, however, that if the Acquisition Termination Share Price exceeds the Initial Price, the Acquisition Termination Make-Whole Amount will equal the Reference Amount, which may be paid in cash, Class A Units or a combination thereof.

“Acquisition Termination Market Value” means the Average VWAP per share of the Common Stock over the 20 consecutive Trading Day period commencing on, and including, the second Trading Day following the date on which the Issuer provides notice of an Acquisition Termination Redemption.

“Acquisition Termination Redemption” has the meaning set forth in Section 3 of the Series C Certificate of Designations.

“Acquisition Termination Redemption Date” has the meaning set forth in Section 6 of the Series C Certificate of Designations.

“Acquisition Termination Share Price” has the meaning set forth in Section 3 of the Series C Certificate of Designations.

“Applicable Market Value” means the Average VWAP per share of the Common Stock over the Settlement Period.

“Average Price” means 97% of the Average VWAP per share of the Common Stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Distribution Payment Date.

“Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

“Business Day means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Conversion Date” shall mean the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date, as applicable.

“Distribution Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2020.

“Distribution Period” is the period from and including a Distribution Payment Date to, but excluding, the next Distribution Payment Date, except that the initial Distribution Period commences on and includes August 14, 2020.

“Distribution Rate” means 6.00% per annum.

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Fundamental Change” has the meaning set forth in Section 3 of the Series C Certificate of Designations.

“Fundamental Change Conversion Period” means the period beginning on, and including, the Fundamental Change Effective Date and ending at 5:00 p.m., New York City time (the “Close of Business”) on the date that is 20 calendar days after the Fundamental Change Effective Date (but in no event later than September 15, 2023). If the Issuer provides the Fundamental Change Notice later than the second Business Day following the Fundamental Change Effective Date, the Fundamental Change Conversion Period shall be extended by a number of days equal to the number of days from, and including, the Fundamental Change Effective Date to, but excluding, the date of such Fundamental Change Notice; provided, however, that the Fundamental Change Conversion Period shall not be extended beyond September 15, 2023.

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, the conversion rate per Series C Preferred Mirror Unit set forth in the table below for the Fundamental Change Effective Date and the Fundamental Change Stock Price applicable to such Fundamental Change:

	Fundamental Change Stock Price
Fundamental Change Effective Date	$ 25.00	$ 30.00	$ 35.00	$ 40.00	$ 42.87	$ 45.00	$ 50.00	$ 55.00	$ 60.00	$ 70.00	$ 80.00	$ 100.00
August 14, 2020	1.2338	1.2165	1.1989	1.1834	1.1758	1.1707	1.1608	1.1531	1.1474	1.1402	1.1365	1.1343
September 15, 2021	1.2902	1.2637	1.2365	1.2126	1.2009	1.1933	1.1785	1.1676	1.1598	1.1505	1.1463	1.1442
September 15, 2022	1.3567	1.3219	1.2802	1.2416	1.2229	1.2110	1.1892	1.1747	1.1656	1.1570	1.1545	1.1543
September 15, 2023	1.4285	1.4285	1.4285	1.2500	1.1663	1.1662	1.1662	1.1662	1.1662	1.1662	1.1662	1.1662

The exact Fundamental Change Stock Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

(i) if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts in the table above or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table above, the Fundamental Change Conversion Rate shall be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Stock Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366-day year, as applicable;

(ii) if the Fundamental Change Stock Price is in excess of $100.00 per share (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Stock Prices in the column headings of the table above), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate; and

(iii) if the Fundamental Change Stock Price is less than $25.00 per share (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Stock Prices in the column headings of the table above), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate.

The Fundamental Change Stock Prices in the column headings in the table above are each subject to adjustment as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Fundamental Change Stock Prices shall equal (x) the Fundamental Change Stock Prices applicable immediately prior to such adjustment, multiplied by (y) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. The Fundamental Change Conversion Rates set forth in the table above will be each subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in Section 13.15.

“Fundamental Change Effective Date” shall mean the effective date of the relevant Fundamental Change.

“Fundamental Change Stock Price” means, for any Fundamental Change, the price paid (or deemed paid) per share of the Common Stock in the Fundamental Change, which shall equal (i) if all holders of the Common Stock receive only cash in such Fundamental Change, the amount of cash paid per share of Common Stock in such Fundamental Change, and (ii) in all other cases, the Average VWAP per share of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Fundamental Change Effective Date.

 ”GP Mirror Units” means, collectively, the Series C Preferred Mirror Units and any preferred equity securities of a future Group Partnership with economic terms consistent with the Series C Preferred Mirror Units.

“Initial Price” means $50.00, divided by the Maximum Conversion Rate, which quotient is initially equal to approximately $35.00.

“Issuer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Issuer, dated and effective as of May 8, 2020, as amended by the Series C Certificate of Designations and as it may be further amended or restated from time to time.

“Junior Units” means Common Class Units or any other equity securities that the Partnership may issue in the future ranking, as to the payment of distributions, junior to the Series C Preferred Mirror Units.

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be September 15, 2023. If the Mandatory Conversion Date occurs after September 15, 2023 (whether because a Scheduled Trading Day during the Settlement Period is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), no interest or other amounts will accrue as a result of such postponement.

“Mandatory Conversion Rate” means the number of Class A Units issuable upon conversion of each Series C Preferred Mirror Unit on the Mandatory Conversion Date, which shall be as follows:

(a)          if the Applicable Market Value of the Common Stock is greater than $42.87, then the Conversion Rate will be 1.1662 Class A Units per Series C Preferred Mirror Unit (the “Minimum Conversion Rate”);

(b)          if the Applicable Market Value of the Common Stock is less than or equal to $42.87 but equal to or greater than $35.00, then the Conversion Rate will be equal to $50.00, divided by the Applicable Market Value of the Common Stock, rounded to the nearest ten-thousandth of a share; or

(c)          if the Applicable Market Value of the Common Stock is less than $35.00, then the Conversion Rate will be 1.4285 Class A Units per Series C Preferred Mirror Unit (the “Maximum Conversion Rate” and, with the Minimum Conversion Rate, the “Fixed Conversion Rates”).

The Mandatory Conversion Rate per Series C Preferred Mirror Unit will in no event exceed the Maximum Conversion Rate, subject to the anti-dilution adjustments pursuant to Section 13.15 and exclusive of any amounts owing in respect of any Additional Conversion Amount or any accumulated and unpaid distributions on the Series C Preferred Mirror Units.

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Issuer’s Common Stock, for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Issuer’s Common Stock.

“Parity Units” means any Preferred Units that the Partnership has or may authorize or issue, the terms of which provide that such securities shall rank equally with the Series C Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event, including but not limited to the Series A Preferred Mirror Units and the Series B Preferred Mirror Units.

“Permitted Jurisdiction” means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

“Permitted Reorganization” means (i) the voluntary or involuntary liquidation, dissolution or winding up of any of the Partnership’s subsidiaries or upon any reorganization of the Partnership into another limited liability entity pursuant to provisions of this Agreement that allows the Partnership to convert, merge or convey our assets to another limited liability entity with or without limited partner approval (including a merger or conversion of our partnership into a corporation if the General Partner determines in its sole discretion that it is no longer in the interests of the Partnership to continue as a partnership for U.S. federal income tax purposes) or (ii) the Partnership engages in a reorganization or other transaction in which a successor to the Partnership issues equity securities to the Series C Holders that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series C Preferred Mirror Units pursuant to provisions of this Agreement that allow the Partnership to do so without limited partner approval.

“Permitted Transfer” means the sale, conveyance, exchange or transfer, for cash, of units of capital stock, securities or other consideration, of all or substantially all of the Partnership’s property or assets or the consolidation, merger or amalgamation of the Partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Partnership which will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up.

“Reference Amount” means, for each Series C Preferred Mirror Unit, an amount equal to the sum of the following amounts:

(i)  a number of Class A Units equal to the Acquisition Termination Conversion Rate; plus

(ii) cash in an amount equal to the Acquisition Termination Distribution Amount;

provided that the Partnership may deliver cash in lieu of all or any portion of the Class A Units set forth in clause (i) above, and the Partnership may deliver Class A Units in lieu of all or any portion of the cash amount set forth in clause (ii) above.

“Relevant Stock Exchange” means NYSE or, if the Issuer’s Common Stock is not then listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Issuer’s Common Stock is then listed or, if the Issuer’s Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Issuer’s Common Stock is then listed or admitted for trading.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Series C Certificate of Designations” means the certificate of designations of the Series C Mandatory Convertible Preferred Stock, as it may be amended from time to time.

“Series C Holder” means a record holder of Series C Preferred Mirror Units.

“Series C Liquidation Preference” means $50.00 per Series C Preferred Mirror Unit.  The Series C Liquidation Preference shall be the “Liquidation Preference” with respect to the Series C Preferred Mirror Units.

“Series C Liquidation Value” means the sum of the Series C Liquidation Preference and declared and unpaid distributions, if any, to, but excluding, the date of the Dissolution Event on the Series C Preferred Mirror Units.

“Series C Mandatory Convertible Preferred Stock” means the preferred stock, $0.01 par value per share, of the Issuer that has been designated as 6.00% Series C Mandatory Convertible Preferred Stock.

“Series C Record Date” means, with respect to any Distribution Payment Date, the March 1, June 1, September 1 or December 1, as the case may be, immediately preceding the relevant March 15, June 15, September 15 or December 15 Distribution Payment Date, respectively.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 15, 2023.

“Share Dilution Amount” means the increase in the number of diluted shares of Common Stock outstanding (determined in accordance with U.S. generally accepted accounting principles, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Substantially All Merger” means a merger or consolidation of one or more Group Partnerships with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Group Partnerships taken as a whole to a Person that is not a Group Partnership immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Group Partnerships taken as a whole to a Person that is not a Group Partnership immediately prior to such transaction.

“Trading Day” means a day on which (a) there is no Market Disruption Event and (b) trading in the Common Stock generally occurs on the Relevant Stock Exchange; provided, however that if the Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “KKR<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Issuer for this purpose).

SECTION 13.03.     Distributions.

(a)          The Series C Holders shall be entitled to receive with respect to each Series C Preferred Mirror Unit, when, as and if declared by the board of directors of the General Partner, or duly authorized committees thereof, out of funds legally available therefor, in the case of distributions paid in cash, and Class A Units legally permitted to be issued, in the case of distributions paid in Class A Units, cumulative distributions at a rate per annum equal to 6.00% (subject to Section 13.06 of this Agreement) of the Series C Liquidation Preference (the “Distribution Rate”), payable in cash, by delivery of Class A Units or through any combination of cash and Class A Units pursuant to Section 13.03(c), as determined by the General Partner in its sole discretion (subject to the limitations set forth in Section 13.03(e)).

If declared, distributions on the Series C Preferred Mirror Units shall be payable quarterly on each Distribution Payment Date at such annual rate, and distributions shall accumulate from the most recent date as to which distributions shall have been paid or, if no distributions have been paid, from the Initial Issue Date, whether or not in any Distribution Period or Distribution Periods there have been funds legally available or Class A Units legally permitted to be issued for the payment of such distributions.

If declared, distributions shall be payable on the relevant Distribution Payment Date to Record Holders on the immediately preceding Regular Record Date, whether or not such Record Holders early convert their Series C Preferred Mirror Units, or such Series C Preferred Mirror Units are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Distribution Payment Date; provided that the Regular Record Date for any such distribution shall not precede the date on which such distribution was so declared. If a Distribution Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of distributions payable on each Series C Preferred Mirror Unit for each full Distribution Period (subsequent to the initial Distribution Period) shall be computed by dividing the Distribution Rate by four. Distributions payable on Series C Preferred Mirror Units for the initial Distribution Period and any partial Distribution Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accumulated distributions on Series C Preferred Mirror Units shall not bear interest, nor shall additional distributions be payable thereon, if they are paid subsequent to the applicable Distribution Payment Date.

No distribution shall be paid unless and until the board of directors of the General Partner, or an authorized committee thereof, declares a distribution payable with respect to the Series C Preferred Mirror Units. No distribution shall be declared or paid upon, or any sum of cash or number of Class A Units set apart for the payment of distributions upon, any outstanding Series C Preferred Mirror Units with respect to any Distribution Period unless all distributions for all preceding Distribution Periods have been declared and paid upon, or a sufficient sum of cash or number of Class A Units has been set apart for the payment of such distributions upon, all outstanding Series C Preferred Mirror Units.

Holders shall not be entitled to any distributions on Series C Preferred Mirror Units, whether payable in cash, property or Class A Units, in excess of full cumulative distributions.

Except as described in this Section 13.03 (a), distributions on Series C Preferred Mirror Units converted to Class A Units shall cease to accumulate, and all other rights of Holders will terminate, from and after the applicable Conversion Date (other than the right to receive the consideration due upon such conversion as described herein).

(b)          So long as any Series C Preferred Mirror Unit remains outstanding, no distribution or distribution shall be declared or paid on the Class A Units or any other class or series of Junior Units, and no Class A Units or any other class or series of Junior Units shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Partnership or any of its Subsidiaries unless, in each case, all accumulated and unpaid distributions for all preceding Distribution Periods have been declared and paid in full in cash, shares of the Class A Units or a combination thereof, or a sufficient sum of cash or number of shares of the Class A Units has been set apart for the payment of such distributions, on all outstanding Series C Preferred Mirror Units. The foregoing limitation shall not apply to:

(i)          any distribution or distribution payable in Class A Units or other Junior Units, together with cash in lieu of any fractional share;

(ii)          purchases, redemptions or other acquisitions of Class A Units or other Junior Units in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares;

(iii)          purchases or deemed purchases or acquisitions of fractional interests in shares of any Class A Units or other Junior Units pursuant to the conversion or exchange provisions of such shares of other Junior Units or any securities exchangeable for or convertible into Class A Units or other Junior Units;

(iv)          any distributions or distributions of rights or Class A Units or other Junior Units in connection with a unitholders’ rights plan or any redemption or repurchase of rights pursuant to any unitholders’ rights plan;

(v)          purchases of Class A Units or other Junior Units pursuant to a contractually binding requirement to buy Class A Units or other Junior Units, including under a contractually binding stock repurchase plan, in each case, existing prior to the date of the Prospectus Supplement;

(vi)          the acquisition by the Partnership or any of its Subsidiaries of record ownership in Class A Units or other Junior Units or Parity Units for the beneficial ownership of any other persons (other than the Partnership or any of its Subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and

(vii)          the exchange or conversion of Junior Units for or into other Junior Units or of Parity Units for or into other Parity Units (with the same or lesser aggregate liquidation preference) or Junior Units and the payment of cash in lieu of fractional shares.

When distributions on Series C Preferred Mirror Units (i) have not been declared and paid in full on any Distribution Payment Date (or, in case of Parity Units having distribution payment dates different from such Distribution Payment Dates, on a distribution payment date falling within a regular distribution period related to such Distribution Payment Date), or (ii) have been declared but a sum of cash or number of shares of Class A Units sufficient for payment thereof has not been set aside for the benefit of the Holders thereof on the applicable Regular Record Date, no distributions may be declared or paid on any shares of Parity Units unless distributions are declared on the Series C Preferred Mirror Units such that the respective amounts of such distributions declared on the Series C Preferred Mirror Units and such shares of Parity Units shall be allocated pro rata among the Series C Holders and the holders of any shares of Parity Units then outstanding. For purposes of calculating the pro rata allocation of partial distribution payments, the Partnership shall allocate those payments so that the respective amounts of those payments for the declared distribution bear the same ratio to each other as all accumulated and unpaid distributions per share on the Series C Preferred Mirror Units and all declared and unpaid distributions per share on such shares of Parity Units bear to each other (subject to their having been declared by the board of directors of the General Partner, or an authorized committee thereof, out of legally available funds); provided that any unpaid distributions on the Series C Preferred Mirror Units will continue to accumulate, except as described herein.  For purposes of this calculation, with respect to non-cumulative Parity Units, the Partnership shall use the full amount of distributions that would be payable for the most recent distribution period if distributions were declared in full on such non-cumulative Parity Units.

Subject to the foregoing, and not otherwise, such distributions as may be determined by the board of directors of the General Partner, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Common Class Units and other Junior Units, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such distributions.

(c)          Method of Payment of Distributions. (i) Subject to the limitations set forth in Section 13.03(e), the Partnership may pay any declared distribution (or any portion of any declared distribution) on the Series C Preferred Mirror Units (whether or not for a current Distribution Period or any prior Distribution Period, including in connection with the payment of declared and unpaid distributions pursuant to Section 8 or Section 10), as determined in the Partnership’s sole discretion:

(A) in cash;

(B) by delivery of Class A Units; or

(C) through any combination of cash and Class A Units.

(ii)  The Partnership shall make each payment of a declared distribution on the Series C Preferred Mirror Units in cash, except to the extent the Partnership elects to make all or any portion of such payment in Class A Units. The Partnership shall give notice to Series C Holders of any such election, and the portion of such payment that will be made in cash and the portion that will be made in Class A Units, no later than 10 Scheduled Trading Days prior to the Distribution Payment Date for such distribution, provided, however, that if the Partnership does not provide timely notice of this election, the Partnership will be deemed to have elected to pay the relevant distribution in cash.

(iii) All cash payments to which a Series C Holder is entitled in connection with a declared distribution on the Series C Preferred Mirror Units will be rounded to the nearest cent. If the Partnership elects to make any such payment of a declared distribution, or any portion thereof, in Class A Units, such shares shall be valued for such purpose, in the case of any distribution payment or portion thereof, at 97% of the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day prior to the applicable Distribution Payment Date (such average, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the relevant Distribution Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), then the Distribution Payment Date will be postponed until the second Business Day after the final Trading Day of such five Trading Day period; provided that no interest or other amounts shall accrue as a result of such postponement.

(d)          No fractional Class A Units shall be delivered to Series C Holders in payment or partial payment of a distribution. The Partnership shall instead, to the extent it is legally permitted to do so, pay a cash amount (computed to the nearest cent) to each Holder that would otherwise be entitled to receive a fraction of a share of Class A Units based on the Average Price with respect to such distribution.

(e)          Notwithstanding the foregoing, in no event shall the number of Class A Units delivered in connection with any declared distribution, including any declared distribution payable in connection with a conversion, exceed a number equal to:

(i)	the declared distribution, divided by

(ii)
$12.25, subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as provided in Section 14 of the Series C Certificate of Designations (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of any declared distribution exceeds the product of (x) the number of Class A Units delivered in connection with such declared distribution and (y) 97% of the Average Price, the Partnership shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing the Partnership’s indebtedness, notwithstanding any notice by the Partnership to the contrary, pay such excess amount in cash (computed to the nearest cent). To the extent that the Partnership is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Partnership shall not have any obligation to pay such amount in cash or deliver additional Class A Units in respect of such amount, and such amount shall not form a part of the cumulative distributions that may be deemed to accumulate on the Series C Preferred Mirror Units.

(f)          A Series C Holder shall not be entitled to any distributions, whether payable in cash or property, other than as provided in this Agreement.

(g)          The Partners intend that no portion of the distributions paid to a Series C Holder pursuant to this Section 13.03 shall be treated as a “guaranteed payment” within the meaning of Section 707(c) of the Code, and no Partner shall take any position inconsistent to such intention, except if there is a change in applicable law or final determination by the Internal Revenue Service that is inconsistent with such intention.

SECTION 13.04.     Rank.  The Series C Preferred Mirror Units shall rank, with respect to payment of distributions and distribution of assets upon a Dissolution Event:

(a)          junior to all of the Partnership’s existing and future indebtedness and any equity securities, including Preferred Units, that the Partnership may authorize or issue, the terms of which provide that such securities shall rank senior to the Series C Preferred Mirror Units with respect to payment of distributions and distribution of assets upon a Dissolution Event;

(b)          equally to any Parity Units; and

(c)          senior to any Junior Units.

SECTION 13.05.     Liquidation Rights.

(a)          Upon any Dissolution Event, after payment or provision for the liabilities of the Partnership (including the expenses of such Dissolution Event) and the satisfaction of all claims ranking senior to the Series C Preferred Mirror Units in accordance with Article VIII of this Agreement, the Series C Holders shall be entitled to receive out of the assets of the Partnership or proceeds thereof available for distribution to Partners, before any payment or distribution of assets is made in respect of Junior Units, before any payment or distribution of assets is made in respect of Junior Units, distributions equal to the Series C Liquidation Value.  Upon a Dissolution Event, dissolves or winds up, no Group Partnership may declare or pay or set apart payment on its Junior Units unless the outstanding liquidation preference on all outstanding GP Mirror Units of each Group Partnership have been repaid via redemption or otherwise.

(b)          Upon a Dissolution Event, after each Series C Holder receives a payment equal to the positive balance in its Capital Account (to the extent such positive balance is attributable to ownership of the Series C Preferred Mirror Units and after taking into account allocations of Gross Ordinary Income to the Series B Holders pursuant to Section 5.05(g) of this Agreement for the taxable year in which the Dissolution Event occurs), such Series C Holder shall not be entitled to any further participation in any distribution of assets by the Partnership.

(c)          For the purposes of this Section 13.05, a Dissolution Event shall not be deemed to have occurred in connection with (i) a Substantially All Merger or a Substantially All Sale whereby a Group Partnership is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the GP Mirror Units, (ii) the sale or disposition of a Group Partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of a Group Partnership should such Group Partnership not constitute a “significant subsidiary” of the Issuer under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iv) an event where the Series C Mandatory Convertible Preferred Stock of the Issuer have been fully redeemed pursuant to the terms of the Issuer Certificate of Incorporation or if proper notice of redemption of the Series C Mandatory Convertible Preferred Stock of the Issuer has been given and funds sufficient to pay the redemption price for all of the Series C Mandatory Convertible Preferred Stock of the Issuer called for redemption have been set aside for payment pursuant to the terms of the Issuer Certificate of Incorporation, (v) transactions where the assets of the Group Partnership being liquidated, dissolved or wound up are immediately contributed to another Group Partnership, and (vi) with respect to a Group Partnership, a Permitted Transfer or a Permitted Reorganization.

SECTION 13.06.     Acquisition Termination Redemption.

(a)          If the Issuer redeems its Series C Mandatory Convertible Preferred Stock pursuant to an Acquisition Termination Redemption, then the Partnership shall redeem the Series C Preferred Mirror Units, in whole, but not in part, at a redemption amount per Series C Preferred Mirror Unit equal to the Acquisition Termination Make-Whole Amount. So long as funds sufficient to pay the redemption price for all of the Series C Preferred Mirror Units called for redemption have been set aside for payment, from and after the redemption date, such Series C Preferred Mirror Units called for redemption shall no longer be deemed outstanding, and all rights of the Series C Holders thereof shall cease other than the right to receive the redemption price, without interest.

    (b)          The Partnership shall pay the Acquisition Termination Make-Whole Amount in cash unless the Acquisition Termination Share Price is greater than the Initial Price, in which case it will pay the Acquisition Termination Make-Whole Amount in Class A Units and cash, unless it elects, subject to certain limitations, to pay the Acquisition Termination Make-Whole Amount in cash or Class A Units in lieu thereof.

    (c)          If the Acquisition Termination Share Price exceeds the Initial Price:

(A)
the Partnership may elect to pay cash in lieu of delivering all or any portion of the number of Class A Units equal to the Acquisition Termination Conversion Rate. If the Partnership makes such an election, the Partnership will deliver cash (computed to the nearest cent) in an amount equal to such number of Class A Units in respect of which the Partnership has made this election multiplied by the Acquisition Termination Market Value; and

(B)
the Partnership may elect to deliver Class A Units in lieu of paying cash for some or all of the Acquisition Termination Distribution Amount. If the Partnership makes such an election, the Partnership will deliver a number of Class A Units equal to such portion of the Acquisition Termination Distribution Amount to be paid in Class A Units divided by the greater of (x) the Floor Price and (y) 97% of the Acquisition Termination Market Value; provided that, if the Acquisition Termination Distribution Amount or portion thereof in respect of which Class A Units are delivered exceeds the product of such number of Class A Units multiplied by 97% of the Acquisition Termination Market Value, the Partnership shall, if the Partnership is legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent); provided further that to the extent the Partnership is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Partnership shall not have any obligation to pay such amount in cash or deliver additional Class A Units in respect of such amount.

If any portion of the Acquisition Termination Make-Whole Amount is to be paid in Class A Units, no fractional Class A Units shall be delivered to Series C Holders. The Partnership shall instead pay a cash adjustment to each Holder that would otherwise be entitled to a fraction of a share of Class A Units based on the Average VWAP per share of Class A Units over the five consecutive Trading Day period beginning on, and including, the sixth Scheduled Trading Day immediately preceding the Acquisition Termination Redemption Date. If more than one Series C Preferred Mirror Unit is to be redeemed from a Holder, the number of Class A Units issuable in connection with the payment of the Reference Amount shall be computed on the basis of the aggregate number of Series C Preferred Mirror Units so redeemed.

SECTION 13.07.     Reserved.

SECTION 13.08.     Voting.  Notwithstanding any other provision of this Agreement or the Act, the Series C Preferred Mirror Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series C Holders shall not be required for the taking of any Partnership action. The Partnership may, from time to time, issue additional Series C Preferred Mirror Units.

SECTION 13.09          Mandatory Conversion on the Mandatory Conversion Date.

(a)          Each outstanding Series C Preferred Mirror Unit shall automatically convert (unless previously converted or redeemed in accordance with Section 13.06, Section 13.10 or Section 13.11) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of Class A Units equal to the Mandatory Conversion Rate.

(b)          If, on or prior to September 15, 2023, accumulated and unpaid distributions on the Series C Preferred Mirror Units are not declared and paid (or duly provided for), the Conversion Rate will be adjusted so that Series C Holders receive an additional number of Class A Units equal to:

(i) the amount of such undeclared, accumulated and unpaid distributions per Series C Preferred Mirror Unit (the “Mandatory Additional Conversion Amount”), divided by

(ii) the greater of (x) the Floor Price and (y) 97% of the Average Price (calculated using September 15, 2023 as the applicable Distribution Payment Date).

To the extent that the Mandatory Additional Conversion Amount exceeds the product of such number of additional units and 97% of the Average Price, the Partnership shall, to the extent legally able to do so, and to the extent permitted under the terms of the documents governing the Partnership’s indebtedness, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per unit to the Series C Holders. To the extent such cash payment is not permitted under the law or the terms of the documents governing the Partnership’s indebtedness, the Partnership shall not have any obligation to pay such amount in cash or deliver additional Class A Units in respect of such amount, and such amount will not form a part of the cumulative distributions on the Series C Preferred Mirror Units.

SECTION 13.10          Early Conversion at the Option of the Series C Holder.

(a)          Other than during a Fundamental Change Conversion Period, subject to satisfaction of the conversion procedures set forth in Section 13.12, the Series C Holders shall have the option to convert their Series C Preferred Mirror Units, in whole or in part (but in no event less than one Series C Preferred Mirror Unit), at any time prior to September 15, 2023 (an “Early Conversion”), into Class A Units at the Minimum Conversion Rate, subject to adjustment in accordance with Section 13.10(b).

(b)          If, as of any Early Conversion Date, the board of directors of the General Partner has not declared all or any portion of the accumulated and unpaid distributions for all full Distribution Periods ending on or prior to the Distribution Payment Date immediately prior to such Early Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Early Conversion, so that the Series C Holders converting their Series C Preferred Mirror Units at such time receive an additional number of Class A Units equal to:

(i) such amount of undeclared, accumulated and unpaid distributions per Series C Preferred Mirror Unit for such prior full Distribution Periods (the “Early Conversion Additional Conversion Amount”), divided by

(ii) the greater of (x) the Floor Price and (y) the Average VWAP per share of the Common Stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”).

To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional units and the Early Conversion Average Price, the Partnership shall not have any obligation to pay the shortfall in cash or deliver Class A Units in respect of such shortfall.

Except as set forth in the first sentence of this Section 13.10(b), upon any Early Conversion of any Series C Preferred Mirror Units, the Partnership shall make no payment or allowance for unpaid distributions on such Series C Preferred Mirror Units, unless such Early Conversion Date occurs after the Series C Record Date for a declared distribution and on or prior to the immediately succeeding Distribution Payment Date, in which case the Partnership shall pay such distribution on such Distribution Payment Date to the Series C Holder of the converted Series C Preferred Mirror Units as of such Series C Record Date, in accordance with Section 13.03.

SECTION 13.11          Fundamental Change Conversion.

(a)          If a Fundamental Change occurs on or prior to September 15, 2023, the Series C Holders shall have the right (the “Fundamental Change Conversion Right”) during the Fundamental Change Conversion Period to:

(i)          convert their Series C Preferred Mirror Units, in whole or in part (but in no event less than one Series C Preferred Mirror Unit) (any such conversion pursuant to this Section 13.11 being a “Fundamental Change Conversion”) into a number of Class A Units) equal to the Fundamental Change Conversion Rate per Series C Preferred Mirror Unit;

(ii)          with respect to such converted Series C Preferred Mirror Units, receive an amount equal to the present value, calculated using a discount rate of 2.25% per annum, of all distribution payments on such units (excluding any Accumulated Distribution Amount) for (a) the partial Distribution Period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Distribution Payment Date and (b) all the remaining full Distribution Periods from, and including, the Distribution Payment Date following the Fundamental Change Effective Date to, but excluding, September 15, 2023 (the “Fundamental Change Distribution Make-Whole Amount”), payable in cash or Class A Units; and

(iii)          with respect to such converted Series C Preferred Mirror Units, receive the Accumulated Distribution Amount payable in cash or Class A Units,

subject, in the case of clauses (ii) and (iii) to certain limitations with respect to the number of Class A Units, the Partnership will be required to deliver as set forth in Section 13.11(d). Notwithstanding clauses (ii) and (iii), if the Series C Record Date for a Distribution Period for which the board of directors of the General Partner, as of the Fundamental Change Effective Date, declared a distribution occurs before or during the related Fundamental Change Conversion Period, then the Partnership shall pay such distribution on the relevant Distribution Payment Date to the Series C Holders as of such Series C Record Date, in accordance with Section 13.03, and the Accumulated Distribution Amount shall not include the amount of such distribution, and the Fundamental Change Distribution Make-Whole Amount shall not include the present value of the payment of such distribution.

(b)          To exercise the Fundamental Change Conversion Right,  Series C Holders must submit their Series C Preferred Mirror Units for conversion at any time during the Fundamental Change Conversion Period. Series C Holders that submit their Series C Preferred Mirror Units during the Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right. Series C Holders who do not submit their Series C Preferred Mirror Units for conversion during the Fundamental Change Conversion Period shall not be entitled to convert their Series C Preferred Mirror Units at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Distribution Make-Whole Amount or the relevant Accumulated Distribution Amount.

The Partnership shall provide written notice (the “Fundamental Change Notice”) to Series C Holders of the Fundamental Change Effective Date no later than the second Business Day immediately following such Fundamental Change Effective Date.

The Fundamental Change Notice shall state: (i) the event causing the Fundamental Change; (ii) the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be; (iii) that Series C Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period; (iv) the Fundamental Change Conversion Period; and (v) the instructions a Series C Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

(c)  Not later than the second Business Day following the Fundamental Change Effective Date, the Partnership shall notify Series C Holders of:

(i) the Fundamental Change Conversion Rate (if notice is provided to Series C Holders prior to the anticipated Fundamental Change Effective Date, specifying how the Fundamental Change Conversion Rate will be determined);

(ii) the Fundamental Change Distribution Make-Whole Amount and whether the Partnership will pay such amount in cash, Class A Units or a combination thereof, specifying the combination, if applicable; and

(iii) the Accumulated Distribution Amount as of the Fundamental Change Effective Date and whether the Partnership will pay such amount in cash, Class A Units or a combination thereof, specifying the combination, if applicable.

(d)          (i) For any Series C Preferred Mirror Units that are converted during the Fundamental Change Conversion Period, in addition to the Class A Units issued upon conversion at the Fundamental Change Conversion Rate, the Partnership shall at its option (subject to satisfaction of the requirements of this Section 13.11):

(A) pay the Fundamental Change Distribution Make-Whole Amount in cash (computed to the nearest cent), to the extent the Partnership is legally permitted to do so and to the extent permitted under the terms of the documents governing its indebtedness;

(B) increase the number of Class A Units to be issued upon conversion by a number equal to (x) the Fundamental Change Distribution Make-Whole Amount, divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price; or

(C) pay the Fundamental Change Distribution Make-Whole Amount through any combination of cash and Class A Units in accordance with the provisions of clauses (A) and (B) above.

(ii) In addition, to the extent that the Accumulated Distribution Amount exists as of the Fundamental Change Effective Date, the converting Series C Holder shall be entitled to receive such Accumulated Distribution Amount upon such Fundamental Change Conversion. The Partnership shall, at its option, pay the Accumulated Distribution Amount (subject to satisfaction of the requirements of this Section 13.11):

(A) in cash (computed to the nearest cent), to the extent the Partnership is legally permitted to do so and to the extent permitted under the terms of the documents governing its indebtedness;

(B) in an additional number of Class A Units equal to (x) the Accumulated Distribution Amount, divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price; or

(C) through a combination of cash and Class A Units in accordance with the provisions of clauses (A) and (B) above.

(iii) The Partnership shall pay the Fundamental Change Distribution Make-Whole Amount and the Accumulated Distribution Amount in cash, except to the extent the Partnership elects on or prior to the second Business Day following the relevant Fundamental Change Effective Date to make all or any portion of such payments in Class A Units. If the Partnership elects to deliver Class A Units in respect of all or any portion of the Fundamental Change Distribution Make-Whole Amount or the Accumulated Distribution Amount, to the extent that the Fundamental Change Distribution Make-Whole Amount or the Accumulated Distribution Amount or the dollar amount of any portion thereof paid in Class A Units exceeds the product of (x) the number of additional units the Partnership delivers in respect thereof and (y) 97% of the Fundamental Change Stock Price, the Partnership shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing its indebtedness, pay such excess amount in cash (computed to the nearest cent).  To the extent that the Partnership is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Partnership shall not have any obligation to pay such amount in cash or deliver additional Class A Units in respect of such amount.

(iv) No fractional Class A Units shall be delivered by the Partnership to converting Series C Holders in respect of the Fundamental Change Distribution Make-Whole Amount or the Accumulated Distribution Amount. The Partnership shall instead pay a cash amount (computed to the nearest cent) to each a converting Series C Holder that would otherwise be entitled to receive a fraction of a Class A Unit based on the Average VWAP per share of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Conversion Date.

(v)          If the Partnership is prohibited from paying or delivering, as the case may be, the Fundamental Change Distribution Make-Whole Amount (whether in cash or in Class A Units), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of Class A Units equal to:

(A) the cash amount of the aggregate unpaid and undelivered Fundamental Change Distribution Make-Whole Amount, divided by

(B) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price.

To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Distribution Make-Whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Stock Price, the Partnership shall not have any obligation to pay the shortfall in cash or deliver additional Class A Units in respect of such amount.

SECTION 13.12          Conversion Procedures.

(a)          Pursuant to Section 13.09, on the Mandatory Conversion Date, any outstanding Series C Preferred Mirror Units shall mandatorily and automatically convert into Class A Units.

If more than one Series C Preferred Mirror Unit held by the same Series C Holder is automatically converted on the Mandatory Conversion Date, the number of full Class A Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Mirror Units so converted.

A Series C Holder of Series C Preferred Mirror Units that are mandatorily converted shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of the Class A Units upon conversion, except that such Series C Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Class A Units in a name other than the name of such Series C Holder.

A certificate representing the Class A Units issuable upon conversion shall be issued and delivered to the converting Series C Holder or, if the Series C Preferred Mirror Units being converted are in book-entry form, the Class A Units issuable upon conversion shall be delivered to the converting Series C Holder through book-entry transfer, in each case, together with delivery by the Partnership to the converting Series C Holder of any cash to which the converting Series C Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Series C Holder have been paid in full, and such shares and cash will be delivered on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after the Series C Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive Class A Units issuable upon Mandatory Conversion shall be treated as the record holder(s) of such Class A Units as of the Close of Business on the Mandatory Conversion Date. Prior to the Close of Business on the Mandatory Conversion Date, the Class A Units issuable upon conversion of Series C Preferred Mirror Units on the Mandatory Conversion Date shall not be deemed to be outstanding for any purpose and Series C Holders shall have no rights, powers or preferences with respect to such Class A Units, including voting powers, rights to respond to tender offers and rights to receive any distributions on the Class A Units, by virtue of holding the Series C Preferred Mirror Units.

(b)          To effect an Early Conversion pursuant to Section 13.10, a Series C Holder must: (i) prepare a written notice indicating that the Series C Holder elects to convert such Series C Preferred Mirror Units (the “Conversion Notice”); (ii) deliver the completed Conversion Notice and the Series C Preferred Mirror Units to be converted to the General Partner; (iii) if required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay all transfer or similar taxes or duties, if any.

The Early Conversion shall be effective on the date on which a Series C Holder has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”).

If more than one Series C Preferred Mirror Unit is surrendered for conversion at one time by or for the same Series C Holder, the number of full Class A Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Mirror Units so surrendered.

A Series C Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Class A Units upon conversion, but such Series C Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Class A Units in a name other than the name of such Series C Holder.

A certificate representing the Class A Units issuable upon conversion shall be issued and delivered to the converting Series C Holder or, if the Series C Preferred Mirror Units being converted are in book-entry form, the Class A Units issuable upon conversion shall be delivered to the converting Series C Holder through book-entry transfer, in each case, together with delivery by the Partnership to the converting Series C Holder of any cash to which the converting Series C Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Series C Holder have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Early Conversion Date, (ii) if applicable, the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period, and (iii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the Class A Units issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such Class A Units as of the Close of Business on the applicable Early Conversion Date. Prior to the Close of Business on such applicable Early Conversion Date, the Class A Units issuable upon conversion of any Series C Preferred Mirror Units shall not be deemed to be outstanding for any purpose, and Series C Holders shall have no rights, powers or preferences with respect to such Class A Units, including voting powers, rights to respond to tender offers for the Class A Units and rights to receive any distributions on the Class A Units, by virtue of holding Series C Preferred Mirror Units.

In the event that an Early Conversion is effected with respect to Series C Preferred Mirror Units representing less than all the Series C Preferred Mirror Units held by a Series C Holder, upon such Early Conversion the Partnership shall execute and deliver to the Series C Holder thereof, at the expense of the Partnership, a certificate evidencing the Series C Preferred Mirror Units as to which Early Conversion was not effected, or, if the Series C Preferred Mirror Units are held in book-entry form, the Partnership shall reduce the number of Series C Preferred Mirror Units in the register.

(c)          To effect a Fundamental Change Conversion pursuant to Section 13.11, a Series C Holder must: (i) complete and manually or electronically sign the Conversion Notice; (ii) deliver the completed Conversion Notice and Series C Preferred Mirror Units to be converted to the General Partner; (iii) if required, furnish appropriate endorsements and transfer documents; and (iv) if required, pay all transfer or similar taxes or duties, if any.

The Fundamental Change Conversion shall be effective on the date on which a Series C Holder has satisfied the foregoing requirements, to the extent applicable (the “Fundamental Change Conversion Date”).

If more than one Series C Preferred Mirror Unit is surrendered for conversion at one time by or for the same Series C Holder, the number of full Class A Units issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Mirror Units so surrendered.

A Series C Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Class A Units upon conversion, but such Series C Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Class A Units in a name other than the name of such Series C Holder.

A certificate representing the Class A Units issuable upon conversion shall be issued and delivered to the converting Series C Holder or, if the Series C Preferred Mirror Units being converted are in book-entry form, the Class A Units issuable upon conversion shall be delivered to the converting Series C Holder through book-entry transfer, in each case, together with delivery by the Partnership to the converting Series C Holder of any cash to which the converting Series C Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Series C Holder have been paid in full, on the later of (i) the second Business Day immediately succeeding the Fundamental Change Conversion Date and (ii) the Business Day after the Series C Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the Class A Units issuable upon such Fundamental Change Conversion shall be treated for all purposes as the record holder(s) of such Class A Units as of the Close of Business on the applicable Fundamental Change Conversion Date. Prior to the Close of Business on such applicable Fundamental Change Conversion Date, the Class A Units issuable upon conversion of the Series C Preferred Mirror Units shall not be deemed to be outstanding for any purpose, and Series C Holders shall have no rights, powers or preferences with respect to the Class A Units, including voting powers, rights to respond to tender offers for the Class A Units and rights to receive any distributions on the Class A Units, by virtue of holding Series C Preferred Mirror Units.

In the event that a Fundamental Change Conversion is effected with respect to Series C Preferred Mirror Units representing less than all of the Series C Preferred Mirror Units held by a Series C Holder, upon such Fundamental Change Conversion the Partnership shall execute and deliver to the Series C Holder thereof, at the expense of the Partnership, a certificate evidencing the Series C Preferred Mirror Units as to which Fundamental Change Conversion was not effected, or, if Series C Preferred Mirror Units are held in book-entry form, the Partnership shall reduce the number of Series C Preferred Mirror Units represented in the register.

(d) In the event that a Series C Holder shall not by written notice designate the name in which Class A Units to be issued upon conversion of such Series C Preferred Mirror Units should be registered or, if applicable, the address to which the certificate or certificates representing such Class A Units should be sent, the Partnership shall be entitled to register such units, and make such payment, in the name of the Series C Holder as shown on the records of the  Partnership and, if applicable, to send the certificate or certificates representing such Class A Units to the address of such Series C Holder shown on the records of the Partnership.

(e) The Series C Preferred Mirror Units shall cease to be outstanding on the applicable Conversion Date, subject to the right of Series C Holders of such units to receive Class A Units issuable upon conversion of such Series C Preferred Mirror Units and other amounts and Class A Units, if any, to which they are entitled pursuant to Sections 13.09, 13.10 and 13.11, as applicable and, if the applicable Conversion Date occurs after the Series C Record Date for a declared distribution and prior to the immediately succeeding Distribution Payment Date, subject to the right of the Series C Holders of such Series C Preferred Mirror Units on such Series C Record Date to receive payment of the full amount of such declared distribution on such Distribution Payment Date pursuant to Section 13.03.

SECTION 13.13          Reservation of Class A Units.

(a)          The Partnership shall at all times reserve and keep available out of its authorized and unissued Class A Units, solely for issuance upon the conversion of Series C Preferred Mirror Units pursuant to this Agreement, free from any preemptive or other similar rights, a number of Class A Units equal to the maximum number of Class A Units deliverable upon conversion of all of the Series C Preferred Mirror Units (which shall initially equal a number of Class A Units equal to the sum of the product of (i) 23,000,000 Series C Preferred Mirror Units, and (ii) the initial Maximum Conversion Rate. For purposes of this Section 13.13(a), the number of Class A Units that shall be deliverable upon the conversion of all outstanding Series C Preferred Mirror Units shall be computed as if at the time of computation all such outstanding units were held by a single Series C Holder.

(b)          Notwithstanding the foregoing, the Partnership shall be entitled to deliver upon conversion of the Series C Preferred Mirror Units or as payment of any distributions on such Series C Preferred Mirror Units, as provided in this Agreement, Class A Units reacquired and held in the treasury of the Partnership (in lieu of the issuance of authorized and unissued Class A Units), so long as any such treasury units are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Series C Holders).

(c)          All Class A Units delivered upon conversion or redemption of, or as payment of a distribution on, the Series C Preferred Mirror Units shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Series C Holders) and free of preemptive rights.

SECTION 13.14          Fractional Units.

(a)          No fractional Class A Units shall be issued to Series C Holders as a result of any conversion of the Series C Preferred Mirror Units.

(b)          In lieu of any fractional Class A Units otherwise issuable in respect of the aggregate number of Series C Preferred Mirror Units of any Series C Holder that are converted on the Mandatory Conversion Date pursuant to Section 13.09 or at the option of the Series C Holder pursuant to Section 13.10 or Section 13.11, such Series C Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Mandatory Conversion Date, Early Conversion Date or Fundamental Change Conversion Date, as applicable.

SECTION 13.15          Anti-Dilution Adjustments to the Fixed Conversion Rates. To the extent the Fixed Conversion Rates are adjusted pursuant to the anti-dilution adjustments provided for in Section 14 of the Series C Certificate of Designations, the Fixed Conversion Rates hereunder shall concurrently be adjusted in the same manner and amount.

SECTION 13. 16          Amendment and Waivers.  Notwithstanding the provisions of Section 10.12 of the Agreement, the provisions of this Article XIII may be amended, supplemented, waived or modified by the action of the General Partner without the consent of any other Partner.

SECTION 13.17          No Third Party Beneficiaries.  The provisions of Section 10.13 of the Agreement shall apply to this Article XIII without limitation.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

KKR GROUP HOLDINGS CORP., as General Partner

By:	/s/ Robert H. Lewin
Name: Robert H. Lewin
Title: Chief Financial Officer